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Exhibit 4.2.2

        THE WARRANTS EVIDENCED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) ISSUER RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO ISSUER, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

No. W- Issue Date:	Warrants New York, New York

GENTIUM S.P.A.

WARRANT TO PURCHASE SHARES OF
COMMON STOCK, PAR VALUE €1 PER SHARE

        This Warrant Certificate certifies that, for value received,                         , is the registered holder (the "Holder") of Warrants ("Warrants") to purchase, at any time commencing on the earlier to occur of (i) the closing of a registered public offering on any of Nasdaq National or SmallCap Market, the American Stock Exchange or the New York Stock Exchange (an "Initial Public Offering") and (ii) the one year anniversary of the date hereof as specified above (the "Issue Date"), subject to the terms and conditions hereof, until 5:00 p.m., New York City time on the date that is the later of (w) five (5) years and three (3) months after the Issue Date and (x) four (4) years and three (3) months following the closing of the Initial Public Offering (the "Expiration Date"), the number of shares of fully-paid and non-assessable shares of common stock, €1 par value per share (the "Common Stock"), of GENTIUM S.P.A., a joint stock company (società per azioni) incorporated and organized under the laws of the Republic of Italy (the "Company"), equal to $[            ] [coverage percentage multiplied by dollars invested] divided by the lower of (i) ten dollars ($10.00) per share and (ii) the price per share of Common Stock sold by the Company in an Initial Public Offering (but not less than $6.00 per share) (in each case subject to adjustment as set forth herein, the "Shares"). The per share exercise price for the shares of Common Stock that may be purchased hereunder shall be one hundred ten percent (110%) of the price per share of Common Stock sold by the Company in an Initial Public Offering (but not less than $6.00 per share); provided, however, that if the Company shall not have completed an Initial Public Offering on or prior to [                        ] [one year anniversary of the Issue Date], the exercise price shall be six dollars ($6.00) per share (such exercise price, as adjusted pursuant to the terms of this Warrant, the "Exercise Price"). In order to exercise all or a part of this Warrant, the Holder shall surrender this Warrant Certificate and pay the Exercise Price at the principal office of the Company. Payment of the Exercise Price shall be made by wire transfer or as otherwise provided in Section 1(b) or 1(f) hereof. The Warrants represented by this Warrant Certificate is one of a series of similar warrants (the "Investor Warrants") issued pursuant to those certain Subscription Agreements, dated as of the date hereof, by and among the Company and the Holder and the Company and certain other holders (each, a "Subscription Agreement" and collectively, the "Subscription Agreements"). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Subscription Agreements. The rights of the Holder of this Warrant Certificate shall be subject to the following terms and conditions and to the text of the official English translation of the resolution relating to the issuance of this Warrant Certificate approved by the extraordinary shareholders' meeting of the Company on September 30, 2004 as amended and supplemented by an additional extraordinary shareholders' meeting of the Company on October 8, 2004 (the "Company Resolution"), herewith enclosed as Exhibit A:

        SECTION 1.    Method of Exercise of Warrants; Exercise Price; Issuance of Certificates.

        (a)   The Holder of this Warrant Certificate may exercise the Warrants evidenced hereby, in whole or in part, at any time, and from time to time, prior to 5:00 p.m., New York City time, on the Expiration Date, by a duly executed facsimile copy of the Election to Purchase attached hereto as Exhibit B, to the Company at its principal office as set forth in the Investors' Rights Agreement. Within ten (10) days from the delivery to the Company of the Election to Purchase by facsimile copy, the Holder of this Warrant Certificate shall surrender this Warrant Certificate by registered or certified mail, return receipt requested, or by a nationally-recognized overnight mail carrier, or by hand delivery against written receipt thereof, together with payment of the Exercise Price for each Share as to which the Warrants are exercised. Each Warrant, to the extent not exercised prior to 5:00 p.m., New York City time, on the Expiration Date shall become void and all rights thereunder shall cease as of such time.

        (b)   The aggregate Exercise Price shall be payable by wire transfer of immediately available funds, by means of a cashless exercise pursuant to Section 1(f) hereof, or by any other means consented to by the Company.

        (c)   Upon receipt of this Warrant Certificate representing exercisable Warrants, with the Form of Election to Purchase attached hereto duly executed, accompanied by payment of the aggregate Exercise Price for the Shares to be purchased and an amount equal to any applicable transfer tax required to be paid by the Holder in accordance with Section 6(c) hereof, the Company shall thereupon promptly, and in no event later than five (5) business days thereafter, cause to be issued to the Holder a certificate for the number of whole shares of Common Stock so purchased.

        (d)   If the Holder of this Warrant Certificate shall exercise less than all the Warrants evidenced hereby, a new Warrant Certificate, substantially in the form hereof, evidencing Warrants equivalent to the Warrants remaining unexercised shall be issued by the Company to the Holder of this Warrant Certificate or to its duly authorized assigns, subject to the provisions of Section 5(a) hereof.

        (e)   The Warrant Certificates and the certificates representing the shares of Common Stock shall be executed on behalf of the Company in accordance with the Company's Articles of Association. Warrant Certificates shall be dated the date of execution by the Company upon initial issuance, division, exchange, substitution or transfer. Each Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be the proper officer of the Company to sign such Warrant Certificate. If any officer whose signature is on a Warrant Certificate no longer holds that office after the date of issuance of the Warrant Certificate, such Warrant Certificate shall be valid nevertheless.

        (f)    Notwithstanding any other provision in this Warrant to the contrary, if on or prior to the one (1) year anniversary of the Initial Public Offering, the Company has not yet filed with the Securities and Exchange Commission a registration statement (the "Registration Statement") with respect to the resale by the Holder of the Shares, or if a Registration Statement has been so filed but is not effective at any time following the fourteen (14) month anniversary of the Initial Public Offering, then for as long as no such Registration Statement is effective with a current prospectus available, this Warrant may also be exercised, in whole or in part, at any time prior to the Expiration Date, by means of a "cashless exercise" in which the Holder shall be entitled to receive a certificate for the number of Shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where:

          (A)  = the closing bid price on the trading day preceding the date of such election;

          (B)  = the Exercise Price of the Warrants, as adjusted; and

          (X)  = the number of Shares issuable upon exercise of the Warrants in accordance with the terms of this Warrant.

        SECTION 2.    Split Up, Combination and Exchange of Warrant Certificates; Mutilated, Destroyed, Lost or Stolen Warrant Certificates; Warrant Register.

        (a)   Subject to the provisions of Section 5(a) hereof, at or prior to the Expiration Date, this Warrant Certificate, with or without other Warrant Certificates, may be split up, combined or exchanged for another Warrant Certificate or Warrant Certificates, entitling the Holder to purchase a like number of shares of Common Stock as the Warrant Certificate or Warrant Certificates surrendered then entitled the Holder to purchase. Any Holder desiring to split up, combine or exchange this Warrant Certificate shall make such request in writing delivered to the Company, and shall surrender the Warrant Certificate or Warrant Certificates to be split up, combined or exchanged at the office of the Company maintained for such purpose as set forth below. Thereupon the Company shall sign and deliver to the person or entity entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any transfer tax that may be imposed in connection with any split-up, combination or exchange of Warrant Certificates.

        (b)   Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrant Certificate if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated.

        (c)   The Company will maintain at its principal office a Warrant register upon which transfers and exchanges of Warrants shall be recorded. Such office is currently located at Piazza XX Settembre, n.2, 22079, Villa Guardia, Como, Italy.

        SECTION 3.    Subsequent Issue of Warrant Certificates.    Subsequent to their original issuance, no Warrant Certificates shall be issued except (a) Warrant Certificates issued upon any transfer, combination, split-up or exchange of Warrants pursuant to the terms, conditions and provisions hereof, (b) Warrant Certificates issued in replacement of mutilated, destroyed, lost or stolen Warrant Certificates pursuant to Section 2 hereof and (c) Warrant Certificates issued pursuant to Section 1(d) hereof upon the partial exercise of any Warrant Certificate to evidence the unexercised portion of such Warrant Certificate.

        SECTION 4.    Cancellation and Destruction of Warrant Certificates.    All Warrant Certificates surrendered for the purpose of exercise, exchange, substitution, transfer, split-up or combination shall be cancelled by the Company, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Warrant Certificate. The Company shall cancel and retire any other Warrant Certificates purchased or acquired by the Company otherwise than upon the exercise thereof.

        SECTION 5.    Ownership; Restrictions on Transfer; Legends.

        (a)   The Holder of this Warrant Certificate, by its acceptance hereof, covenants and agrees that the Warrants evidenced hereby are being acquired as an investment and not with a view to the distribution thereof and that the Warrants may not be sold, transferred, assigned, hypothecated or otherwise disposed of in any way, in whole or in part, except in compliance with the Securities Act of 1933, as amended (the "Act") and the provisions of this Warrant Certificate and that certain Investors' Rights Agreement, dated as of the date hereof, by and among the Company and the investors listed as parties thereto (the "Investors' Rights Agreement"). To be effective under this Warrant Certificate, any transfer, sale or other disposition of the Warrants shall be registered with the Company by submission to it of this Warrant Certificate, together with a notice of transfer in the form of the transfer form (the "Transfer Form") attached hereto as Exhibit B, duly completed and executed, and payment of any and all applicable taxes, expenses or charges in respect of such transaction pursuant to Section 6(c) hereof. Within five business days after the Company's receipt of the Warrant Certificate, the Transfer Form so completed and executed and the payment of such taxes, expenses or charges, if any, the Company will issue and deliver to the transferee a new Warrant Certificate representing the portion of the Warrants transferred and otherwise having the same terms and provisions as this Warrant Certificate, which the Company will register in the new Holder's name. In the event of a partial transfer of the Warrants, the Company shall concurrently issue and deliver to the transferring Holder a new Warrant Certificate that entitles the transferring Holder to the balance of the Warrants not so transferred and that otherwise is upon the same terms and provisions as this Warrant Certificate. Upon the due delivery of this Warrant Certificate for transfer, the transferee shall be deemed for all purposes to have become the Holder of the new Warrant Certificate issued in respect of the Warrants transferred, effective immediately prior to the close of business on the date of such delivery, irrespective of the date of actual delivery of such new Warrant Certificate representing such transferred Warrants.

        (b)   Each Warrant Certificate (including each Warrant Certificate issued upon the transfer of such Warrant Certificate) shall be stamped or otherwise imprinted with a legend in substantially the form of the legend on the face hereof.

        (c)   The Warrants, and the shares of Common Stock issuable upon exercise of the Warrants, have not been registered under the Act. Upon exercise, in part or in whole, of the Warrants, certificates representing the shares of Common Stock issuable upon exercise of the Warrants shall be stamped or otherwise imprinted with a legend in substantially the following form:

  "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) ISSUER RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO ISSUER, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

        SECTION 6.    Reservation and Availability of Shares of Common Stock; Taxes.

        (a)   The Company shall at all times have authorized and reserved, free from any preemptive or similar rights, and shall keep available out of its authorized and unissued shares of Common Stock, the number of shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants from time to time.

        (b)   The Company shall take all such action as may be necessary to ensure that all shares of Common Stock delivered upon exercise of Warrants shall, at the time of delivery of the certificates for such shares (subject to payment of the Exercise Price), be duly and validly authorized and issued, fully paid and non-assessable, and free and clear of any and all taxes, liens and charges with respect to the issuance thereof, and the issuance of such shares of Common Stock shall not be subject to any preemptive or similar right of the Company or any other person or entity (all of which rights being hereby waived irrevocably).

        (c)   The Company shall pay when due and payable any and all issue or other taxes and charges that may be payable in respect of the initial issuance or delivery of this Warrant Certificate or of the issuance or delivery of any shares of Common Stock upon the exercise of Warrants, except as set forth in the immediately following sentence. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of this Warrant Certificate to a person or entity other than, or the issuance or delivery of certificates for Common Stock in a name other than that of, the Holder of the Warrant Certificate evidencing Warrants surrendered for exercise or to issue or deliver any certificates for shares of Common Stock upon the exercise of any Warrants until any such tax shall have been paid (any such tax being payable by the Holder of such Warrant Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.

        SECTION 7.    Common Stock Record Date.    Each person or entity in whose name any certificate for shares of Common Stock is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the Common Stock represented thereby on, and such certificate shall be dated, the close of business on the date upon which the Warrant Certificate evidencing such Warrants was duly surrendered and payment of the Exercise Price (and any applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Common Stock transfer books of the Company are closed, such person or entity shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the opening of business on the next succeeding business day on which the Common Stock transfer books of the Company are open.

        SECTION 8.    Adjustments to Exercise Price, Number of Shares and Number of Warrants.

        (a)    Special Definitions.    For purposes of this Section 8, the following definitions apply:

          (1)   "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

          (2)   "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

          (3)   "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or pursuant to Section 8(c), deemed to be issued) by the Company after the Issue Date, other than shares of Common Stock issued or issuable:

            (A)  to officers, directors or employees of, or consultants to, the Company pursuant to any compensation agreement, plan or arrangement or the issuance of Common Stock upon the exercise of any such options or warrants;

            (B)  upon conversion of existing convertible securities outstanding as of the Issue Date;

            (C)  upon exercise of outstanding warrants existing as of the Issue Date (including, without limitation, the Investor Warrants);

            (D)  to an institution or bank lender in connection with a loan transaction or equipment lease;

            (E)  to any persons or entities as consideration for an acquisition by the Company of any entity or business, or other similar transaction; or

            (F)  upon exercise of Investor Warrants or conversion of the Notes, in each case whether or not existing as of the Issue Date.

        (b)    No Adjustment of Exercise Price.    Any provision herein to the contrary notwithstanding, no adjustment in the Exercise Price shall be made in respect of the issuance of Additional Shares of

Common Stock unless the consideration per share (determined pursuant to Section 8(e) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Exercise Price in effect on the date of, and immediately prior to such issue.

        (c)    Deemed Issue of Additional Shares of Common Stock.    In the event the Company at any time or from time to time after the Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

          (1)   no further adjustments in the Exercise Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

          (2)   if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Exercise Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

          (3)   no readjustment pursuant to clause (2) above shall have the effect of increasing the Exercise Price to an amount which exceeds the lower of (A) the Exercise Price on the original adjustment date, or (B) the Exercise Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

        (d)    Adjustment of Exercise Price Upon Issuance of Additional Shares of Common Stock.    In the event the Company, at any time after the Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 8(c)) without consideration or for a consideration per share less than the Exercise Price in effect on the date of and immediately prior to such issue, then and in such event, the Exercise Price shall be reduced, concurrently with such issue, (x) if the issuance or deemed issuance occurs prior to the completion of the Initial Public Offering, to a price (calculated to the nearest cent) equal to the price per share received by the Company upon the issuance of Additional Shares of Common Stock or (y) if the issuance occurs following the completion of the Initial Public Offering, to a price (calculated to the nearest cent) determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Exercise Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all Convertible Securities had been fully converted into shares of Common Stock and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

        (e)    Determination of Consideration.    For purposes of this Section 8, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

          (1)    Cash and Property.    Such consideration shall:

            (A)  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

            (B)  insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Company; and

            (C)  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Company.

          (2)    Options and Convertible Securities.    The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 8(c), relating to Options and Convertible Securities shall be determined by dividing

          (A)  the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

          (B)  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

        SECTION 9.    Elimination of Fractional Interests.    The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of the Warrants, nor shall it be required to issue scrip or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of shares of Common Stock, or other securities, properties or rights.

        SECTION 10.    Registrations; Listing of Securities.    The Company covenants and agrees that if any shares of capital stock to be reserved for the purpose of the issuance of shares upon the exercise of the Warrants requires registration with or approval of any governmental or other authority under any federal or state law before such shares may be validly issued or delivered upon exercise, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If and so long as the Common Stock issuable upon the exercise of the Warrants is listed on any national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, as applicable, list and keep listed on such exchange or automated quotation system, as applicable, upon official notice of issuance, all shares of such Common Stock issuable upon exercise of the Warrants.

        SECTION 11.    Rights of Warrant Holder.    If at any time prior to the expiration of the Warrants and their exercise any of the following actions, activities, events, circumstances, conditions or transactions shall be proposed:

          (a)   the Company shall issue (by distribution or otherwise) or sell or transfer any Common Stock or any other capital stock of the Company or rights, warrants or options or convertible, exercisable or exchangeable securities containing the right to subscribe for, convert, exercise or exchange into or purchase any additional shares of Common Stock or shares of any other capital stock of the Company or any other securities, rights, warrants or options;

          (b)   the Company shall effect any reorganization, recapitalization or reclassification of its Common Stock or its other capital stock;

          (c)   the Company shall effect any reorganization, consolidation, merger or sale, transfer, lease or other disposition of all or substantially all of the property, assets, stock or business of the Company;

          (d)   the Company shall effect an initial public offering of Company Stock;

          (e)   the Company shall apply any property or assets to the purchase, acquisition, redemption or retirement of any of its Common Stock or its other capital stock; or

          (f)    the Company shall effect a dissolution, liquidation or winding up of the Company,

then in any one or more of said events, the Company shall give written notice of such event to the Holder at least thirty (30) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to any such asset or to vote on such proposed action, activity, event, circumstance, condition or transaction, or the consummation of such action, activity, event, circumstance, condition or transaction if no vote of stockholders is required.

        SECTION 12.    Limitation of Rights.    No mere enumeration herein of the rights or privileges of the Holder shall give rise to any rights or privileges of the Holder as a stockholder of the Company solely by reason of its ownership of the Warrants.

        SECTION 13.    Notices.    Except as otherwise expressly specified herein, all notices, requests and other communications required or permitted hereunder shall be in writing and shall be sent by an internationally recognized overnight courier service; by certified or registered mail, return receipt requested (or, in the case of a notice sent to an address in Italy, by international express mail, return receipt requested); by facsimile transmission or by hand delivery.

if to the Company:	Gentium S.p.A. Piazza XX Settembre, n.2 22079 Villa Guardia Como Italy
Attention: Dott. Sauro Carsana Fax: +39 031 385333

  and, if to the Holder, to the name and address specified with respect to such person or entity in the Warrant register maintained by the Company pursuant to Section 2(c) hereof.

Any party may designate a different notice address, contact person, telephone number or facsimile number with respect to such party by providing a notice describing such changes to the other party hereto in accordance with the provisions of this Section 13. Any notice sent by internationally recognized overnight mail courier service shall be deemed to be delivered to the address shown on the mailing receipt on the expected date of delivery upon proper evidence of mailing for purposes of this Section 13. Any notice sent by certified or registered mail, return receipt requested (or, in the case of a notice sent to an address in Italy, by international express mail, return receipt requested), shall be deemed to be delivered five business days after mailing. Any notice sent by facsimile transmission shall be deemed delivered as of the open of business on the business day following the date on which sent provided the sender receives written confirmation of transmission and provided that within 24 hours such notice is also sent by regular mail or by an internationally-recognized overnight mail courier service to the appropriate address specified above. Any notice sent by hand delivery shall be deemed delivered as of the date of delivery.

        SECTION 14.    Successors.    This Warrant Certificate shall be binding upon and inure to the benefit of the Company and the Holder and their respective successors and permitted assigns; provided that the Company may not assign, delegate or otherwise transfer any of its rights or obligations under this Warrant Certificate without the written consent of the Holder. Holders may assign its rights hereunder in the manner and to the persons permitted under the Investors' Rights Agreement.

        SECTION 15.    Governing Law; Submission to Jurisdiction.

        (a)   This Warrant Certificate shall be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws, except for the application of the provisions of Italian law concerning the proper authorization and issuance of warrant certificates.

        (b)   In case of any inconsistencies between the text of this Warrant Certificate and the text of the Company Resolution, the text of the Company Resolution shall govern.

        (c)   IN THE EVENT THAT A JUDICIAL PROCEEDING IS NECESSARY, THE EXCLUSIVE FORUMS FOR RESOLVING DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT ARE EITHER THE SUPREME COURT OF THE STATE OF NEW YORK IN AND FOR THE COUNTRY OF NEW YORK OR THE FEDERAL COURTS FOR SUCH STATE AND COUNTRY, AND ALL RELATED APPELLATE COURTS, THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND AGREE TO SAID VENUE.

        SECTION 16.    WAIVER OF TRIAL BY JURY.    TO THE EXTENT IT MAY LEGALLY DO SO, THE COMPANY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS WARRANT CERTIFICATE OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE COMPANY AND THE HOLDER WITH RESPECT TO THIS WARRANT CERTIFICATE OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. TO THE EXTENT IT MAY LEGALLY DO SO, THE COMPANY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT THE HOLDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE COMPANY TO WAIVER OF ITS RIGHT TO TRIAL BY JURY.

        SECTION 17.    Amendments; Modifications.    This Warrant Certificate may be amended or modified only with the written consent of the Company and the holders representing a majority-in-interest of the then outstanding Investor Warrants which holders shall include Generation Capital Associates, and any provision of this Warrant Certificate may be waived only by the party (or in the case of the Holder, by holders representing a majority-in-interest of the then-outstanding Investor Warrants which holders shall include Generation Capital Associates) against whom enforcement of any waiver is sought; provided, that no such amendment, modification or waiver shall be binding on a Holder without such Holder's consent in the event that the amendment, modification or waiver

(i) increases the Exercise Price of any Investor Warrant; or (ii) reduces the amount of Shares covered by any Investor Warrant.

        SECTION 18.    Severability.    The holding of any provision of this Warrant to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Warrant, which shall remain in full force and effect. If any provision of this Warrant shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

        SECTION 19.    Specific Performance.    The Company acknowledges that irreparable damage would occur to the Holder in the event that any of the provisions of this Warrant Certificate were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company and that money damages would not provide an adequate remedy to the Holder. It is accordingly agreed that the Holder shall be entitled to an injunction and other equitable remedies to prevent breaches by the Company of this Warrant Certificate and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof or any other court having jurisdiction, this being in addition to any other remedy to which the Holder may be entitled at law or in equity or otherwise.

        SECTION 20.    Captions.    The section headings used herein are for convenience only and shall not affect the construction hereof.

        IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal as of the Issue Date specified on the face hereof.

GENTIUM S.P.A.
By:
Name: Title:

The issuer hereby expressly agrees that the competent jurisdiction for any proceedings concerning this agreement is exclusively either the Supreme Court of the State of New York in and for the County of New York or the federal courts for such State and County, and all related appellate courts.

GENTIUM S.P.A.
By:
Name: Title:

EXHIBIT A

REGULATIONS FOR THE GENTIUM S.P.A.
ORDINARY SHARE WARRANTS

Article 1—"Gentium S.p.A." ordinary share warrants

        The extraordinary shareholders' meeting of "gentium S.p.A." (hereinafter also referred to as the "Company") resolved on September 30, 2004 and October 8, 2004, among other things, to increase the company capital, in a divisible manner, by a nominal maximum of 881,100 Euros by means of the issue, which also may occur in more than one installment, of a maximum number of 881,100 ordinary shares with a nominal value of 1 Euro each, destined exclusively and irrevocably, within the terms specified below in article 2, section I, for the exercise of the purchase option for the holders of a maximum of of 8,010= warrants for ordinary "gentium S.p.A." shares (hereinafter referred to as the "Warrants") combined free-of-charge with the maximum of 8,010= convertible notes which form the Note known as the "gentium S.p.A. Convertible Note," whose issue was decided during the same extraordinary Board Meeting.

        On the basis of this decision, the holders of Warrants will have the right to subscribe, following the methods and terms indicated in these Regulations in Article 2 below, a maximum number of 881,100 ordinary "Gentium S.p.A." with-coupon shares, again at the price indicated below in Article 2, par. I, lett. B.

        The securities are nominative; the Warrants may circulate separately from the notes to which they are combined starting from the issue date, this date being understood as the date indicated on the corresponding certificate (hereinafter referred to as the "Issue Date").

        Note the following:

          (i)    the Warrants may be placed exclusively with qualified investors in the United States of America and in Europe (in compliance with the applicable law and regulations in force in Italy and in the other countries of the European Union), while it is expressly forbidden any public solicitation in Italy by the Company;

          (ii)   the proper authorization and the issuance of the Warrants are governed by Italian Law; with regard to circulation of the Warrants, however, the Company Board of Directors, subject to the aforesaid limits, may add to, expand and modify this Regulation, also to ensure that it complies with the current legal regulations and standards of the United States of America.

        The Warrants issued under this Regulations and the securities which may be issued upon their exercise are not registered under the Securities Act of 1933 and subsequent modifications (hereinafter referred to as the "Act") or any state securities laws and neither these securities nor any interest therein may be offered, sold, used as guarantee, disposed of or otherwise transferred unless (1) a registration statement with respect thereto is valid under the terms of the Act and any applicable state securities laws or (2) the Issuer receives the opinion of counsel to the holder of these securities, the counsel and the opinion being reasonably satisfactory to the Issuer, stating that these securities may be offered, sold, used as guarantee, disposed of or transferred in the manner contemplated without an effective registration statement under the Act or any applicable state securities laws.

Article 2—Warrant use methods—issuing the certificates

        The holder of the Warrant may ask to subscribe ordinary "Gentium S.p.A." shares for every Warrant owned, in accordance with the number and subscription price specified in this article:

I)
Number

•
for the notes and the corresponding Warrants subscribed by October 15, 2004, a number of shares corresponding to 66% of the nominal value of the notes subscribed, divided by the lower of the following: $10.00 and the price of the initial public offering of the shares of common stock of the Company on Nasdaq National or SmallCap Market, American Stock Exchange or

    New York Stock Exchange (hereinafter referred to as the "Initial Public Offering" or "IPO"), provided that such price shall not be less than $6.00 per share.

  •
  for the notes and the corresponding Warrants subscribed after October 15, 2004, a number of shares corresponding to 40% of the nominal value of the notes subscribed, divided by the lower of the following: $10.00 and the price of the IPO (but not less than $6.00 per share).

II)
Date

        The option may be exercised starting from the first of the following dates:

          (i)    the closing of the Initial Public Offering;

          (ii)   one year after the Warrant Issue Date;

and until 5 p.m. (New York City time) on the last of the following dates (hereinafter referred to as the "Expiry Date"):

          (i)    five years and three months after the Warrant Issue Date;

          (ii)   four years and three months after the completion of the IPO.

III)
Price

        The Subscription Price for the exercise of the right incorporated within the Warrants for the subscription of newly-issued ordinary "Gentium S.p.A." shares for every Warrant owned shall be:

          (i)    110% of the price per share of the shares placed by the Company in the IPO (but not less than $6.00 per share); or

          (ii)   US$6 if the Issuer Company has not completed the IPO within one year of the Warrant Issue Date.

IV)
The holder of the Warrant may exercise the subscription option, in full or in part, at any time, before 5 p.m. (New York City time) on the Expiry Date, by sending the corresponding request (Purchase Option) by fax to the legal headquarters of the Company, drafted in full compliance with the model prepared by the Company, duly signed and following these methods:

          (i)    within 10 (ten) days of the delivery of the Purchase Option to the Company, the holder of the Warrant must deliver to the Company the corresponding Warrant certificate by means of registered letter with notification of receipt, by courier service or by hand with hand-written receipt;

          (ii)   this delivery must be accompanied by full payment of the price for each share for which the Warrants are being exercised, by means of wire transfer or by the other payment methods permitted by the Company.

        Within 5 (five) working says of receipt of the certificate for the Warrant, accompanied by payment of the price and payment of any duties due for the transfer of the securities, the Company must arrange that the Warrant holder is issued with the nominative share certificate representing the ordinary Company shares purchased as illustrated above.

V)
The Warrants and the share certificates must be issued by the Company in compliance with the Company Bylaws.

        The Warrants must indicate the corresponding issue date and be signed, on behalf of the Company, by a legal representative of the Company.

        If the legal representative of the Company who has signed a Warrant no longer has this role after the Issue Date, this Warrant is still valid.

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VI)
If the holder of the Warrant does not fully exercise the rights assigned to him by the security, at the request of the holder himself, a new Warrant corresponding to the rights not exercised will be issued by the Company.

VII)
Each Warrant, if the right is not exercised before 5 p.m. (New York City time) on the Expiry Date, will be considered null and void and all the corresponding rights will be null and void from that time.

VIII)
The current legal headquarters of the Company is Piazza XX Settembre 2, Villa Guardia, 22079 Como, Italy.

        A register of the Warrant holders, which must indicate all the corresponding issues and transfers will be set up and maintained by the Company at the legal headquarters.

Article 3—Rights of the Warrant holders in the event of "Gentium S.p.A." company capital operations

        If the Company enters into extraordinary transactions on the company capital which affect the Warrant issue and use terms and conditions, the number of shares which may be obtained if the Warrants are used and the corresponding price per share will be modified to implement the agreements between the Company and the Warrant subscribers, in compliance with the applicable Laws and standards.

Article 4—Using the Warrant while registration as per the Act is pending

        Notwithstanding any other provision in this Regulation to the contrary, if on or prior to the one (1) year anniversary of the Initial Public Offering, the Company has not yet filed with the Securities and Exchange Commission a registration statement with respect to the resale by the holder of the shares, or if a registration statement has been so filed but is not effective at any time following the fourteen (14) month anniversary of the Initial Public Offering, then for as long as no such registration statement is effective with a current prospectus available, the warrants may also be exercised, in whole or in part, at any time prior to the Expiration Date, by means of a calculation method in which the holder shall be entitled to receive a certificate for the number of shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where:

  (A)
  = the closing bid price on the trading day preceding the date of such election;

  (B)
  = the exercise price of the warrants, as adjusted in accordance with the methods specified in article 3 above; and

  (X)
  = the number of shares issuable upon exercise of the warrants in accordance with the terms of this Regulation.

Article 5—Rights of the Warrant holders

        If, at any time before the expiration date of the Warrants and their exercise thereof, any of the following actions, activities, events, circumstances, conditions, or transactions should be proposed:

          (a)   the Company issues (by distribution or with other methods), sells or transfers any ordinary shares or other Company capital, rights, warrants, options or convertible, usable or exchangeable securities containing the right to subscribe, convert, use, exchange or purchase additional ordinary shares or shares in any other Company capital or any other security, right, warrant or option;

          (b)   the Company reorganizes, recapitalizes or reclassifies its ordinary shares or its Company capital;

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          (c)   the Company reorganizes, consolidates, incorporates, sells, transfers, leases or in any other way disposes of all or a quite substantial part of its property, goods, Company capital or Company activities;

          (d)   the Company organizes a public share issue;

          (e)   the Company uses any property or activity to purchase, acquire, reimburse or withdraw any of its ordinary shares or its Company capital;

          (f)    the Company winds up or liquidates the Company,

the Company must send a written note to the holder of the Warrant at least 30 (thirty) days before the date set for the implementation of the corresponding decisions, actions, activities, events, circumstances, conditions or transactions, even if no Shareholder vote must be required by Law for these.

Article 6—Tax system

        The capital gains deriving from the sale of subscription warrants for shareholdings in companies resident in Italy, unless attained within the exercise of arts and professions or business, are considered as income not of a financial nature.

        These capital gains are subject to taxation as follows:

  •
  the capital gains deriving from the transfer of warrants, also possibly sold to different subjects over 12 months, even if pertaining to different taxation periods, and which permit the acquisition of a qualified shareholding as defined by Article 67, clause I, letter c) of Italian Presidential Decree 917/1986 (T.U.I.R.—Single Income Tax Law Text), also considering for these purposes the direct transfer of the shareholdings and other rights carried out in the same 12-month period, are taxable at 40% and are used, net of 40% of any capital losses in the same taxation period or in the 4 previous taxation periods, to establish the overall income of the taxpayer in his income tax returns;

  •
  the capital losses deriving from the transfer of warrants which, again sold over 12 months, also, possibly, to different subjects, do not permit, even together with the direct transfer of the shareholdings and other rights, the acquisition of a qualified shareholding are fully taxable and are subject, net of any capital losses other than those for qualified shareholdings, to a substitute tax at a rate of 12.5%.

        The capital gains earned by subjects not resident in Italy, if pertaining to non-qualified shareholdings, created by the transfer of warrants, negotiated in regulated Italian or foreign markets, are not subject to this substitute tax referred to above.

        If, on the other hand, the capital gains are non-qualified gains created by the transfer of warrants for non-listed companies, these capital gains are not taxable only if the transferor is resident in a Country which permits an adequate exchange of information with Italy (Article 5, clause. 5, Italian Legal Decree 461/97).

        The capital gains related to qualified shareholdings created by the same subjects are usually taxable in Italy, notwithstanding the application of more favorable conventional systems deriving from the standards put in place to prevent double taxation and agreed by Italy with the Countries in which the taxpayer reside.

        These agreements generally envisage, to comply with certain conditions, the taxation of the capital gains in the Country of the transferor.

        For further references to and details about the taxation systems for the incomes referred to above and any eventual corresponding clashes with the separate regulations for capital income, refer to Italian

4

Legal Decree 461 of 21/11/1997, as subsequently modified, and to the Single Income Tax Law Text (T.U.I.R.), and any further related administrative standards and legislation.

Article 7—Notices

        Except where otherwise specified in this document, all the notices and other communications required or permitted by these Regulations must be in written form and sent by international courier with delivery within 24h, by registered or certified letter with notification of receipt (or, for a notice sent to an Italian address, by express international post with notification of receipt), by fax or hand-delivered:

  To the Company:
  Gentium, S.p.A.
  Piazza XX Settembre 2
  22079 Villa Guardia, Como
  Italy
  Attn.: Dott. Sauro Carsana
  Fax: +39 031 385333

  To the Warrant holder:

        The name and address specified in the Warrant Register maintained by the Company.

        Each of the Parties may select a different address, contact and telephone or fax number by sending a notice which informs the other Party of these changes in accordance with the specifications in this article.

        Any notice sent by express international courier with delivery within 24h will be considered to be delivered to the address indicated in the postal address on the envisaged delivery date with adequate proof of postal delivery as specified in this article.

        Any notice sent by registered or certified letter with notification of receipt (or, for a notice sent to an Italian address, by express international post with notification of receipt) will be considered to be delivered five working days after it is sent.

        Any notice sent by fax will be considered to be delivered by the time of the start of the activities one working day after the date on which it was sent, provided the sender receives written confirmation of successful transmission and provided this notice is also sent by ordinary post or by express international courier with delivery within 24h to the address specified above within 24 hours.

        Any hand-delivered notice will be considered to be delivered on the delivery date.

Article 8—Various

        Ownership of the Warrants requires full acceptance of all the conditions established in these Regulations.

        For any disputes involving the Warrants and this Regulation, the exclusive forums are either the Supreme Court of the State of New York and for the County of New York, or the Federal Courts for such State and County, and all related Appellate Courts.

/s/ Laura Iris Ferro Laura Iris Ferro
/s/ Massimo Caspani Notary Massimo Caspani

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EXHIBIT B

FORM OF ELECTION TO PURCHASE

        The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase                        shares of Common Stock, par value €1 per share, of Gentium S.p.A. (the "Company") and herewith tenders payment of the exercise price, together with all applicable transfer taxes, if any.

        Payment shall take the form of (check applicable box):

        [    ] wire transfer pursuant to the provisions of Section 1(b) of the Warrant Certificate in the amount of $                        , all in accordance with the terms thereof; or

        [    ] the cancellation of such number of Shares as is necessary, in accordance with the formula set forth in Section 1(f), to exercise this Warrant with respect to the maximum number of Shares purchasable pursuant to the cashless exercise procedure set forth in Section 1(f).

        The undersigned requests that a certificate for such shares of Common Stock be registered in the name of                        whose address is                        and that such certificate be delivered to                        whose address is                        .

Dated:	Signature

(Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate.)

(Insert Social Security or Other
Identifying Number of Holder)

EXHIBIT C

TRANSFER FORM

        For value received, the undersigned Holder of the within Warrant Certificate hereby sells, assigns and transfers unto the transferee whose name and address are set forth below all of the right, title and interest of the undersigned in, to and under the within Warrants (to the extent of the portion of the within Warrant Certificate being transferred hereby, which portion is                         Warrants).

        Name of Transferee:

        State of Organization (if applicable):

        Federal Tax Identification or Social Security Number:

        Address:

        If such portion of the Warrants being transferred shall not consist of all of the within Warrant Certificate, then the undersigned hereby requests that, as provided in Section 5 of the within Warrant Certificate, a new Warrant Certificate of like tenor respecting the balance of the Warrants not being transferred pursuant hereto be issued in the name of and delivered to the undersigned.

Dated:	[HOLDER]
By:
Name: Title:
(Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate.)

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